CECO Environmental Appoints Robert E. Knowling, Jr. to its Board of Directors

DALLAS (July 11, 2022) -- CECO Environmental Corp. (Nasdaq: CECE), a leading environmentally focused, diversified industrial company whose solutions protect people, the environment, and industrial equipment, today announced Robert E. Knowling, Jr. has joined its board of directors. In addition, the company announced board members Jonathan Pollack and Eric Goldberg retired from the board prior to the June 2022 shareholder meeting.

Knowling brings more than 30 years of experience in the telecommunications, technology and industrial sectors. He currently is chairman of Eagles Landing Partners and serves on the boards of Rite-Aid Corporation, Citrix Systems, and Stride. He formerly served on the boards of directors of Roper Technologies, Convergys Corporation, Heidrick & Struggles International, Ariba, Hewlett-Packard and Shell Oil Exploration.

“We are pleased to welcome Bob to the CECO organization, as his extensive background makes him a tremendous asset to the company,” said Jason DeZwirek, chairman, CECO Environmental. “I would also like to recognize and thank retiring board members Jonathan Pollack and Eric Goldberg for their decade of service on the board.”

Added CECO Chief Executive Officer Todd Gleason, “Bob brings a wealth of expertise formulating executable strategies and helping companies drive thoughtful and steady transformations. His involvement will be critical as CECO continues to take the company to the next level. I would also like to thank Jonathan and Eric as they provided invaluable input and support for our ongoing strategic progress.”

Knowling earned a Bachelor of Arts in theology from Wabash College and an MBA from Northwestern University’s Kellogg School of Management.

ABOUT CECO ENVIRONMENTAL

CECO Environmental is a global leader in industrial air quality and fluid handling serving a broad landscape of industrial and other niche markets. Providing innovative technology and application expertise, CECO helps companies grow their business with safe, clean, and more efficient solutions that help protect our shared environment. In regions around the world, CECO works to improve air quality, optimize the energy value chain, and provide custom Engineered Systems for applications including power generation, petrochemical processing, general industrial, refining, midstream oil & gas, electric vehicle production, poly silicon fabrication, battery recycling, beverage can, and water/wastewater treatment along with a wide range of other applications. CECO is listed on Nasdaq under the ticker symbol "CECE." For more information, please visit www.cecoenviro.com.

Company Contact:

Matthew Eckl, Chief Financial Officer

(888) 990-6670

News Media:

Kimberly Plaskett, Corporate Communications Director

CECO-Communications@onececo.com

# # #